Exhibit 4.1.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATEA PHARMACEUTICALS, INC.

Atea Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 357,932,090, consisting of (i) 300,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 57,932,090 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which (A) 20,000,000 are designated Series A Preferred Stock (the “Series A Preferred Stock”), (B) 7,592,830 shares are designated Series B Preferred Stock (the “Series B Preferred Stock”), (C) 6,052,617 shares are hereby designated Series C Preferred Stock (the “Series C Preferred Stock”), (D) 15,313,382 shares are hereby designated Series D Preferred Stock (the “Series D Preferred Stock”) and (E) 8,973,261 shares are hereby designated Series D-1 Preferred Stock (the “Series D-1 Preferred Stock”).”

RESOLVED, that Subsection 5.1 of Part B of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price per share that represents an Equity Valuation (as defined below) of at least $800 million in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), in connection with which the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors, (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority in voting power of the outstanding shares of Series D Preferred Stock and Series D-1 Preferred Stock, voting together as a single class, and the Requisite Holders or (c) the closing of the sale of shares of Common Stock to the public pursuant to the Corporation’s Registration Statement on Form S-1 (Reg. No. 333-249404) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1, and (ii) such shares may not be reissued by the Corporation. For purposes of this Subsection 5.1, “Equity Valuation” shall mean the product of (x) the number of shares of Common Stock outstanding immediately prior to the effectiveness of the Registration Statement (assuming full conversion and/or exercise, as applicable, of all Options and Convertible Securities then outstanding) and (y) the price per share of the Common Stock offered to the public as set forth in the final prospectus filed with the Securities and Exchange Commission with respect to the Registration Statement.

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have acted by written consent to adopt said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jean-Pierre Sommadossi, Ph.D., the President and Chief Executive Officer of the Corporation, this 27th day of October, 2020.

ATEA PHARMACEUTICALS, INC.

By:	/s/ Jean-Pierre Sommadossi, Ph.D.
Jean-Pierre Sommadossi, Ph.D.
President and Chief Executive Officer